Exhibit 99.1

Contact:
Patricia P. Frias
Corporate Communications
Telik, Inc.
Tel: 650 845 7927
Email: pfrias@telik.com

TELIK ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

Palo Alto, CA, – November 13, 2009 – Telik, Inc. (Nasdaq: TELK) today reported a net loss of $6.1 million, or $0.11 per share, for the third quarter ended September 30, 2009, compared with a net loss of $8.0 million, or $0.15 per share, for the comparable period in 2008.

For the quarter ended September 30, 2009, total operating costs and expenses were $6.2 million, compared with $7.8 million in the 2008 third quarter. Operating expenses in the 2009 third quarter included stock-based compensation expense of approximately $0.5 million, compared with approximately $1.6 million in the 2008 third quarter. Operating expenses were approximately 21% lower in the third quarter of 2009 compared with the same period in 2008, primarily due to lower headcount, reduced research and clinical trial expenses and lower stock compensation expense.

For the nine months ended September 30, 2009, Telik reported a net loss of $19.5 million, or $0.37 per share, compared with a net loss of $31.4 million, or $0.59 per share, for the same period in 2008. Total operating expenses for the first nine months of 2009 were $20.2 million, compared with $29.5 million for the same period in 2008. Operating expenses in the first nine months of 2009 included approximately $1.8 million in stock-based compensation expense, compared with approximately $4.9 million in the 2008 third quarter. The reduction in operating expenses of approximately 31% in the first nine months of 2009 compared with the same period in 2008 was primarily due to lower headcount, reduced research and clinical trial expenses and lower stock-based compensation expense.

At September 30, 2009, Telik had $45.2 million in cash, cash equivalents and investments including restricted investments, compared to $63.5 million at December 31, 2008.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer and inflammatory diseases. The company’s most advanced investigational drug candidates in clinical development are TELINTRA®, a modified glutathione analog for the treatment of cytopenias due to myelodysplastic syndrome or chemotherapy, and TELCYTA®, a tumor-activated prodrug for the treatment of advanced ovarian cancer and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating costs and expenses:
Research and development	$3,416	$4,820	$10,428	$21,251
General and administrative	2,759	2,822	8,845	8,008
Restructuring costs	—	199	951	199

Total operating costs and expenses	6,175	7,841	20,224	29,458

Loss from operations	(6,175)	(7,841)	(20,224)	(29,458)

Interest and other income (expense), net	68	(168)	731	(1,928)

Net loss	$(6,107)	$(8,009)	$(19,493)	$(31,386)

Basic and diluted net loss per share	$(0.11)	$(0.15)	$(0.37)	$(0.59)

Weighted average shares used to calculate basic and diluted net loss per share	53,381	53,241	53,351	53,139

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2009	December 31, 2008
Cash, cash equivalents, investments and restricted investments	$45,200	$63,469
Total assets	51,325	75,413
Stockholders’ equity	44,717	62,372